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                                  EXHIBIT 3(A)

                                Irrevocable Proxy
                             ----------------------

                                February 27, 1996

        The undersigned do hereby irrevocably grant to Raymond Marcy, Roy Krause and John B. Smith, and each of them, any of whom may act without the joinder of the other, as their respective true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their respective names, place and stead, in any and all capacities to vote all of the shares (the "Subject Shares") of common stock, par value $.10 per share (the "Brandon Common Stock"), of Brandon Systems Corporation, a Delaware corporation ("Brandon"), owned of record by the undersigned, at any meeting of the stockholders of Brandon called for the purpose of voting on the Merger (as defined below) (and any adjournment or postponement thereof), solely for the following purposes, and no other: (a) in favor of the Merger (as defined below) and the approval and adoption of the Merger Agreement (as defined below). As used herein, the term "Merger Agreement" shall mean that certain Agreement and Plan of Merger dated as of even date herewith by and among Brandon, Interim Services Inc., a Delaware corporation ("Parent"), and Merger Sub (as defined therein); the term "Merger" shall have the meaning ascribed thereto in the Merger Agreement; and certain other capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        The undersigned acknowledge and agree that this Irrevocable Proxy is coupled with an interest, constitutes, among other things, an inducement for Parent and Merger Sub to enter into the Merger Agreement, is irrevocable and shall not be terminated except as set forth herein and any prior proxies are hereby revoked and no subsequent proxies will be given (and, if given, will not be effective) prior to the termination of this proxy and that this Irrevocable Proxy is for the purpose of voting with respect to the items set forth in subparagraph (a) above and no other, and that voting or granting a proxy to vote on other matters is not limited by this Irrevocable Proxy.

        This Irrevocable Proxy shall terminate, with no further action on the part of any person or entity, (i) on and as of the earliest of (a) August 27, 1996, or (b) the termination of the Merger Agreement in accordance with its terms, (ii) if the Board of Directors of Brandon shall not have recommended the Merger to Brandon's stockholders in the Proxy Statement/Prospectus, or shall have modified or rescinded its recommendation of the Merger to the Brandon stockholders as being advisable and fair to and in the best interests of Brandon and its stockholders, or shall have modified or rescinded its approval of the Merger Agreement, or shall have resolved to do any of the foregoing, or
(iii) if Brandon's Board of Directors shall have entered into a definitive agreement contemplating, announced or approved an Acquisition Transaction after determining, in good faith and upon advice of outside counsel, that such approval was necessary in the exercise of its fiduciary duties under applicable laws.







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        IN WITNESS WHEREOF, the undersigned have set their respective hands on the 27th day of February, 1996.



         /s/ Ira B. Brown                           /s/ Myra Brown
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           Ira B. Brown                               Myra Brown